Exhibit 10.16
FOURTH AMENDMENT
TO THE
MOOG INC. 2014 LONG TERM INCENTIVE PLAN

WHEREAS, the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”) was adopted effective January 7, 2015; and
WHEREAS, the Board of Directors of Moog Inc. (the “Board”) reserved the right under Section 21 of the Plan to amend the Plan; and
WHEREAS, the Board now wishes to amend the definition of “Fair Market Value” under Plan.
NOW, THEREFORE, the Plan is hereby amended, effective with respect to the grant, exercise, settlement or vesting of Awards on or after November 17, 2020, as follows:
1.    Section 2(p) of the Plan is amended in its entirety and replaced as follows:
(p)    “Fair Market Value” means:
(1)    If the Company Stock is (i) listed for trading on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system,
(i)    With respect to the grant dates of Awards, the Fair Market Value of the Class A Common Stock shall be the closing price per share of the Class A Common Stock on the exchange or system on the last trading day immediately preceding the grant date or if there is no closing sales price for a share on the date in question, the closing price for a share on the last preceding date for which such quotation exists, as reported on Bloomberg or such other source as the Committee deems reliable, and the Fair Market Value of the Class B Common Stock will be the closing price per share of the Class B Common Stock on the exchange or system on the last trading day immediately preceding the grant date or if there is no closing sales price for a share on the date in question, the closing price for a share on the last preceding date for which such quotation exists, as reported on Bloomberg or such other source as the Committee deems reliable; and
(ii)    With respect to the exercise dates of SARS and Options, the Fair Market Value of the Class A Common Stock will be the closing price per share of the Class A Common Stock on the exchange or system on the last trading day immediately preceding the exercise date or if there is no closing sales price for a share on the date in question, the closing price for a share on the last preceding date for which such quotation exists, as reported on Bloomberg or such other source as the Committee deems reliable, and the Fair Market Value of the Class B Common Stock will be the closing price per share of the Class B Common Stock on the exchange or system on the last trading day immediately preceding the exercise date or if there is no closing sales price for a share on the date in question, the closing price for a share on the last preceding date for which such quotation exists, as reported on Bloomberg or such other source as the Committee deems reliable.
(2)    If the Company Stock is not (i) listed for trading on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and

Exhibit 10.16
the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, the Fair Market Value of the Class A Common Stock and Class B Common Stock will be the market price per share of the Company Stock as determined in good faith by the Board, using the reasonable application of a reasonable valuation method within the meaning of Code Section 409A, based on all available information material to the value of the Company at such time, or if applicable, the value as determined by an independent appraiser selected by the Board.
In any event, Fair Market Value will be determined in accordance with the valuation requirements of the Treasury Regulations to Code Section 409A.
2.    In all other respects the Plan remains unchanged.